Exhibit 99.1
SL INDUSTRIES, INC. ANNOUNCES FINANCIAL RESULTS FOR
ITS FIRST QUARTER ENDED MARCH 31, 2010
MT. LAUREL, NEW JERSEY, May 14, 2010 . . . SL INDUSTRIES, INC. (NYSE AMEX:SLI) announced today that revenue for the first quarter ended March 31, 2010 was $42,133,000, compared to $36,232,000 for the first quarter last year. Income from continuing operations was $1,276,000, or $0.21 per diluted share, compared to income from continuing operations of $245,000, or $0.04 per diluted share, for the same period in 2009. In addition, loss from discontinued operations was $150,000 for the first quarter of 2010, compared to a loss from discontinued operations of $196,000 for the same period last year. As a result, for the period ended March 31, 2010, the Company recorded net income of $1,126,000, or $0.18 per diluted share, compared to net income of $49,000, or $0.01 per diluted share, for the same period last year.
The Company reported net new orders of $55,039,000 for the first quarter of 2010, compared to net new orders of $42,615,000 in the first quarter of 2009. Backlog at March 31, 2010 was $67.3 million, as compared to $55.8 million a year earlier.
Commenting on the results, James Taylor, President and Chief Executive Officer of SL Industries, said, “Order activity accelerated during the fourth quarter 2009 and remained at elevated levels throughout the first quarter. As a result, net sales increased 16% from the first quarter of 2009 and the Company’s book-to-bill ratio equaled 1.3 for the period. Increased bookings at the Company have been driven by three factors: inventory replenishment, economic growth in most sectors and new programs recently awarded.”
Taylor continued, “Despite the volume increase, however, customers are still unable to provide meaningful sales forecasts for the second half of the year. To meet accelerated demand for the Company’s products, we have had to balance the need to contain expenses with the requisite to control fixed costs. In the first quarter the Company guarded against increasing either its fixed costs or its market exposure by electing not to add headcount or unduly build inventories. This decision increased production expenses, but limited the Company’s downside risk. Order levels have now been sufficiently robust that we have begun to make investments in personnel to improve the Company’s production expenses.”

“The most significant sales increase was experienced by the Power Electronics Group, which consists of SL Power Electronics Corp., Teal Electronics and MTE Corporation. Sales increased 20% from the first quarter 2009 and 15% from the fourth quarter 2009. SLPE experienced strength in all of its market sectors. In addition, a number of new standard and custom products began to generate revenue in the first quarter.”
“On March 24, the SL Power Electronics Corp. sustained a fire at its plant in Mexicali, Mexico, which destroyed capital equipment, damaged inventory and effectively eliminated facility space dedicated to the production of certain products of MTE Corporation. Although these operations were interrupted, management has successfully procured replacement supplies and equipment and transferred production off site. With some minor delays, MTE Corporation continues to meet its production commitments. Subject to deductibles, the Company is fully insured against loss due to fire damage, business interruption or changed conditions.
Taylor added, “SL Montevideo Technology recorded a 10% sales increase from the first quarter 2009, largely due to customer requests for accelerated deliveries. Order activity remains below prior year at this date. It appears that capital investment has not yet fully recovered in the commercial aerospace or natural resource recovery industries.”
“RFL Electronics reported a 9% sales increase from the first quarter 2009. The award-winning GARD 8000 teleprotection product line continues to gain recognition in the utility industry and generate sales growth. The Company’s new Ethernet substation access product, the eXmux, is also generating strong interest in the marketplace and is undergoing testing at a number of sites for domestic and international customers.”
Taylor concluded, “In sum, the rebound in customer demand, which began in the fourth quarter 2009, continued into the new year. However, demand across the Company’s served markets remains uneven. As we attempt to assess the strength of the economy, we will continue to prudently manage operations to align the Company’s costs with anticipated business levels. At the same time, we believe there are many growth opportunities in several attractive market niches and we will continue to move forward on strategic initiatives necessary to seize these opportunities.”

About SL Industries
SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, teleprotection and communications equipment and systems that is used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility equipment applications. For more information about SL Industries, Inc. and its products, please visit the Company’s web site at www.slindustries.com.
Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company’s filings and reports with the Securities and Exchange Commission. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
Contact:
David R. Nuzzo, Chief Financial Officer, Secretary & Treasurer
E-mail: david.nuzzo@slindustries.com
Phone: 856-727-1500, ext. 5515
Facsimile: 856-727-1683

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,290	$9,967
Receivables, net	27,198	22,388
Inventories, net	19,535	18,815
Other current assets	6,191	4,743

Total current assets	58,214	55,913

Property, plant and equipment, net	9,041	9,274
Intangible assets, net	27,484	27,708
Other assets	6,373	6,556

Total assets	$101,112	$99,451

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities	$22,205	$20,849
Other liabilities	9,449	9,502
Shareholders’ equity	69,458	69,100

Total liabilities and shareholders’ equity	$101,112	$99,451

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Net sales	$42,133	$36,232

Cost and expenses:
Cost of products sold	28,143	24,345
Engineering and product development	2,980	3,251
Selling, general and administrative	8,060	7,357
Depreciation and amortization	774	899

Total cost and expenses	39,957	35,852

Income from operations	2,176	380
Other income (expense):
Amortization of deferred financing costs	(61)	(48)
Fire related loss, net	(38)	0
Interest income	0	5
Interest expense	(33)	(33)

Income from continuing operations before income taxes	2,044	304

Income tax provision	768	59

Income from continuing operations	1,276	245
(Loss) from discontinued operations, net of tax	(150)	(196)

Net income	$1,126	$49

Basic net income (loss) per common share
Income from continuing operations	$0.21	$0.04
(Loss) from discontinued operations, net of tax	(0.02)	(0.03)

Net income	$0.18 *	$0.01

Diluted net income (loss) per common share
Income from continuing operations	$0.21	$0.04
(Loss) from discontinued operations, net of tax	(0.02)	(0.03)

Net income	$0.18 *	$0.01

Shares used in computing basic net income (loss) per common share	6,123	5,933
Shares used in computing diluted net income (loss) per common share	6,149	5,933
SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Net income	$1,126	$49
Other comprehensive income, net of tax:
Foreign currency translation	(39)	(8)

Comprehensive income	$1,087	$41

*	Earnings per share does not total due to rounding.